                                                          OMB APPROVAL
                                                 -----------------------------
                                                 OMB Number:  3235-0207
                                                 Expires:  September 30, 1998
                                                 Estimated average burden
                                                 hours per response ...... 0.5
                                                 -----------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

FORM 4

[_] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b)



                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person

  DeMotto                             Benjamin                          A.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

  11845 West Olympic Boulevard
--------------------------------------------------------------------------------
                                    (Street)

  Los Angeles                          CA                             90064
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   John Adams Life Corporation (JALC)
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

   8/97
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                   X     10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----  title below)             ------         below)


   President and Chief Executive Officer
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line):

                   Form filed by One Reporting Person
           -----

             X     Form filed by more than One Reporting Person
           ------
--------------------------------------------------------------------------------

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action           or Disposed (D)             Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3, 4 and 5)           Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

                                                                                                                                /1/
    Common Stock                8/27/97     P             175,000            $.625        1,555,000         I        As co-trustee
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one person, see instruction 4(b)(v).


______________________
/1/ Mr. DeMotto is the Co-trustee of the Benjamin A. DeMotto and Patricia L.
    DeMotto Living Trust


                                                                SEC 1474 (7/96)

                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3 and 4)             (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

                                                              SEC 1474 (7-96)

                                                          OMB APPROVAL
                                                 -----------------------------
                                                 OMB Number:  3235-0207
                                                 Expires:  September 30, 1998
                                                 Estimated average burden
                                                 hours per response ...... 0.5
                                                 -----------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

FORM 4

[_] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b)



                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person

  DeMotto                            Patricia                          L.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

  11845 West Olympic Boulevard
--------------------------------------------------------------------------------
                                    (Street)

  Los Angeles                          CA                             90064
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   John Adams Life Corporation (JALC)
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

   8/97
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----  title below)             ------         below)


--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line):

                   Form filed by One Reporting Person
           -----

             X     Form filed by more than One Reporting Person
           ------
--------------------------------------------------------------------------------

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action           or Disposed (D)             Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3, 4 and 5)           Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

                                                                                                                                /2/
    Common Stock                8/27/97     P             175,000            $.625        1,555,000         I        As co-trustee
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one person, see instruction 4(b)(v).


______________________
/2/ Mrs. DeMotto is the Co-trustee of the Benjamin A. DeMotto and Patricia L.
    DeMotto Living Trust


                                                                SEC 1474 (7/96)

                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3 and 4)             (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

                                                              SEC 1474 (7-96)

                                                          OMB APPROVAL
                                                 -----------------------------
                                                 OMB Number:  3235-0207
                                                 Expires:  September 30, 1998
                                                 Estimated average burden
                                                 hours per response ...... 0.5
                                                 -----------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

FORM 4

[_] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b)



                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person

   Benjamin A. DeMotto and Patricia L. DeMotto Living Trust
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

  11845 West Olympic Boulevard
--------------------------------------------------------------------------------
                                    (Street)

  Los Angeles                          CA                             90064
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   John Adams Life Corporation (JALC)
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

   8/97
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                   X     10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----  title below)             ------         below)


   President and Chief Executive Officer
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line):

                   Form filed by One Reporting Person
           -----

             X     Form filed by more than One Reporting Person
           ------
--------------------------------------------------------------------------------

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action           or Disposed (D)             Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3, 4 and 5)           Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------


    Common Stock                8/27/97     P             175,000            $.625        1,555,000         D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one person, see instruction 4(b)(v).

                                                                SEC 1474 (7/96)

                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3 and 4)             (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                        /s/ Benjamin A. DeMotto                  9/10/97
                        -----------------------                  -------
                        Benjamin A. DeMotto                        Date

                        /s/ Patricia L. DeMotto                  9/10/97
                        -----------------------                  -------
                        Patricia L. DeMotto                        Date

                        Benjamin A. DeMotto and Patricia L. DeMotto Living Trust

                        .  /s/ Benjamin A. DeMotto                9/10/97
                           -----------------------                -------
                           Benjamin A. Demotto                     Date
                           Trustee

                        .  /s/ Patricia L. DeMotto                9/10/97
                           -----------------------                -------
                           Patricia L. DeMotto                     Date
                           Trustee

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                              ----------------
                                                              Date

                                                              SEC 1474 (7-96)